EXHIBIT 10.32

[PACIFIC GAS AND ELECTRIC COMPANY LETTERHEAD]

AMENDMENT TO POSTRETIREMENT LIFE INSURANCE PLAN OF

THE PACIFIC GAS AND ELECTRIC COMPANY

The Postretirement Life Insurance Plan of the Pacific Gas and Electric Company (the “Plan”) is hereby amended as described below.

1.           On or prior to December 31, 2008, certain participants in the Plan identified by the Pacific Gas and Electric Company (“PG&E”), in its sole discretion, shall be given an election to receive a cash payment or a life insurance benefit under the Plan on such terms determined by PG&E in its sole discretion, such that on and after January 1, 2009 only life insurance will be provided under the Plan and no person may make an election to receive cash, a life insurance benefit, or any combination thereof under the Plan.

2.           All cash payments under the Plan shall be made no later than the 15th day of the third month following the later of the end of the calendar year or PG&E Corporation’s taxable year in which the applicable Plan participant separates from service (within the meaning of Section 409A of the Internal Revenue Code of 1986).

3.           All life insurance benefit proceeds under the Plan shall be paid in a single lump sum to the Plan participant’s beneficiary at the time of such Participant’s death.

4.           Each payment and benefit under the Plan shall be treated as a “separate payment” for purposes of Section 409A.

5.           Notwithstanding anything to the contrary set forth in the Plan, to the extent (i) any compensation or benefits to which a participant becomes entitled under the Plan, or any agreement or plan referenced therein, in connection with the participant's "separation from service" (within the meaning of Section 409A) constitute deferred compensation subject to (and not exempt from) Section 409A and (ii) the participant is deemed at the time of such separation to be a “specified employee" under Section 409A, then such compensation or benefits shall not be made or commence until the earlier of (i) six (6)-months after such separation or (ii) the date of the participant’s death following such separation; provided, however, that such delay shall only be effected to the extent required to avoid adverse tax treatment to the participant under Section 409A(a)(1) in the absence of such delay.  Upon the expiration of the applicable delay period, any compensation or benefits which would have otherwise been paid during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to the participant or the participant’s beneficiary in one lump sum on the first business day immediately following the end of such delay period.

6.           The following sentence is added at the end of Section 1.12 of the Plan:  “Additionally, for purposes of this Plan, Service shall include service with PG&E Corporation and its affiliates.”

PG&E CORPORATION

By:	JOHN R. SIMON
John R. Simon
Senior Vice President - Human Resources

Date: December 30, 2008